Exhibit (d)(6)

FLUIDIGM CORPORATION

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(FOR PARTICIPANTS OUTSIDE THE U.S.)

Unless otherwise defined herein, the terms defined in the Fluidigm Corporation 2011 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement for Participants Outside the U.S., including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and any special terms and conditions for Participant’s country set forth in the Addendum to the Restricted Stock Unit Award Agreement for Participants Outside the U.S. attached hereto as Exhibit B (collectively, the “Award Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:

Address:

You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Total Number of

Restricted Stock Units

Vesting Schedule:

Subject to accelerated vesting as set forth below or in the Plan, the Restricted Stock Units will vest and become exercisable only if Participant remains a Service Provider through each applicable vesting date.  The Restricted Stock Units will vest:

[Insert applicable vesting schedule]; provided, however, that if a vesting date would otherwise fall on a day when the NASDAQ Stock Market is not open for trading, vesting will occur on the first trading day thereafter. Vesting in all instances is subject to the recipient's continuous status as a Service Provider (as defined in the Fluidigm Corporation 2011 Equity Incentive Plan) through the relevant vesting date.

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In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in any Restricted Stock Unit, such Restricted Stock Units and Participant’s right to acquire any Shares thereunder will immediately terminate.

By Participant’s signature and the signature of the representative of Fluidigm Corporation (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement.  By accepting this Award, Participant expressly consents to the sale of Shares (or the withholding of Shares in the case of Section 16 Officers (as defined in Exhibit A) to cover the Tax Withholding Obligations (and any associated broker or other fees) and agrees and acknowledges that Participant may not satisfy them by any means other than the method set forth in Section 7 of the Terms and Conditions of Restricted Stock Unit Grant, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and this Award Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award Agreement. Participant agrees that this award of Restricted Stock Units is purely discretionary, that this award of Restricted Stock Units does not create any rights to future awards and that this award of Restricted Stock Units is a one-time event. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	FLUIDIGM CORPORATION

Signature	By

Title

Residence Address:

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EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

(FOR PARTICIPANTS OUTSIDE THE U.S.)

1.           Grant.  The Company hereby grants to the individual named in the Notice of Restricted Stock Unit Grant (“Notice of Grant”) attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference.  Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan, as amended by any applicable sub-plan or addendum, will prevail.

2.           Company’s Obligation to Pay.  Each Restricted Stock Unit represents the right to receive a Share on the date it vests.  Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units.  Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to satisfaction of any applicable tax obligations as set forth in Section 7.  Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2½) months from the end of the Company’s tax year that includes the vesting date.

3.           Vesting Schedule.  Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant, provided Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4.           Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan.  If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.  It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.

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5.           Forfeiture upon Termination of Status as a Service Provider.  Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any reason and Participant’s right to acquire any Shares hereunder will immediately terminate.

6.           Death of Participant.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s heirs or designated beneficiary, to the extent permitted under Applicable Laws, or if no heir (or designated beneficiary to the extent permitted under Applicable Laws) survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.           Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(a)        Default Method of Tax Withholding for Non-Section 16 Officer. If Participant is not a Section 16 Officer (as defined in subsection (b) below), the Tax-Related Items with respect to this Award will be satisfied by Shares being sold on Participant’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Agreement and the Plan).  The proceeds from the sale will be used to satisfy Participant’s Tax-Related Items (and any associated broker or other fees) arising with respect to this Award.  Only whole Shares will be sold to satisfy any Tax-Related Items.  Any proceeds from the sale of Shares in excess of the Tax-Related Items (and any associated broker or other fees) will be paid to Participant in accordance with procedures the Company may specify from time to time.  By accepting this Award, Participant expressly agrees and authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent).  By accepting this Award, Participant further agrees and acknowledges that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

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(b)        Default Method of Tax Withholding for Section 16 Officer.  In the event Participant is an employee of the Company or its Parent or Subsidiary who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”), the Tax-Related Items will be satisfied by the Company withholding from the number of Shares otherwise deliverable under this Award of Restricted Stock Units a number of Shares sufficient to pay such Tax-Related Items; provided, however, that the Shares to be withheld must have vested pursuant to the terms of this Award Agreement and the Plan.  No fractional Shares will be retained to satisfy any portion of the Tax-Related Items.  Accordingly, if any withholding is done through the withholding of Shares, Participant will pay to the Company (or the employing or retaining Parent or Subsidiary) an amount in cash sufficient to satisfy the remaining Tax-Related Items due and payable as a result of the Company not retaining fractional Shares.  Should the Company be unable to procure such cash amounts from Participant, Participant agrees and acknowledges that Participant is giving the Company (or the employing or retaining Parent or Subsidiary) permission to withhold from Participant’s paycheck(s) an amount equal to the remaining Tax-Related Items due and payable as a result of the Company not retaining fractional Shares.  If withholding in Shares is problematic under Applicable Laws or has materially adverse accounting consequences, the obligation for Tax-Related Items may be satisfied by one or a combination of the other methods described in this Section 7.

(c)        Administrator Discretion.  If the Administrator determines that Participant cannot satisfy Participant’s Tax-Related Items through the default procedure described in clauses (a) or (b), as applicable, it may permit Participant to satisfy Participant’s Tax-Related Items by (A) delivering to the Company Shares that Participant owns and that have vested with a Fair Market Value equal to the amount required to be withheld, (B) electing to have the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld, (C) payment by Participant in cash, or (D) such other means as the Administrator deems appropriate.

(d)       Company’s Obligation to Deliver Shares.  Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax-Related Items.  If Participant fails to do so by the time they become due, Participant will permanently forfeit Participant’s Restricted Stock Units to which Participant’s Tax-Related Items relates, as well as any right to receive Shares otherwise issuable pursuant to those Restricted Stock Units.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

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Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy such obligations by withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8.	Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, it shall not constitute or be interpreted to constitute part of the terms and conditions of Participant’s employment or service and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)	the Company (which may or may not be Participant’s Employer) is granting the Restricted Stock Units;

(c)	the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(d)	all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company; Participant further agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement;

(e)	it is Participant’s responsibility to notify the Company upon any change in the residence address indicated above according to the policies and procedures in place at the time of such change;

(f)	the Restricted Stock Unit grant and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship or contract with the Company, the Employer or any Subsidiary or affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any Subsidiary or affiliate of the Company, as applicable, to terminate Participant’s status as a Service Provider;

(g)	Participant is voluntarily participating in the Plan;

(h)	Participant has received of a copy of the Plan (including any applicable appendixes or sub-plans thereunder) and is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Units subject to all of the terms and provisions thereof; Participant has reviewed the Plan (including any applicable appendixes or sub-plans thereunder) and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Restricted Stock Units;

(i)	the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

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(j)	the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, vacation, bonuses, long-service awards, indemnification, pension or retirement or welfare benefits or similar payments;

(k)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(l)	no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or affiliates or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(m)	benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments; unless otherwise required by Applicable Laws, the benefits and rights provided under the Plan are not to be considered part of Participant’s salary or compensation for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind; Participant waives any and all rights to compensation or damages as a result of the termination of employment or other service relationship with the Company or any Subsidiary or other affiliate for any reason whatsoever insofar as those rights result or may result from:

i.     the loss or diminution in value of such rights under the Plan; or

ii.    Participant ceasing to have any rights under, or ceasing to be entitled to any rights under the Plan as a result of such termination;

(n)	for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any) and unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s status as a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services or the terms of Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Award (including whether Participant may still be considered to be providing services while on a leave of absence);

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(o)	unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;

(p)	the laws of the country in which Participant is resident or a Service Provider at the time of grant of the Restricted Stock Units, vesting thereof or the subsequent sale of Shares acquired pursuant to the Plan and this Award Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject the Participant to additional procedural or regulatory requirements he or she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such Restricted Stock Units and/or Shares;

(q)	Neither the Company, Participant’s employer, or any Parent or Subsidiary has provided Participant, and shall not provide Participant with any tax, legal or financial advice with respect to the Restricted Stock Units, the Shares, this Agreement or the Plan. Neither the Company, Participant’s employer, or any Parent or Subsidiary are making nor have they made any recommendations relating to Participant’s participation in the Plan or the acquisition or sale of the Shares;

(r)	it is Participant’s responsibility to, and Participant shall, comply with any and all exchange control requirements applicable to the Restricted Stock Units and the sale of Shares acquired in connection therewith and any resulting funds including, without limitation, reporting or repatriation requirements;

(s)	neither the Company, any of its Parents or Subsidiaries are responsible for Participant’s legal compliance requirements relating to the Restricted Stock Units or the ownership and possible sale of the Shares, including, but not limited to, tax reporting, the exchange of Participant’s local currency into or from U.S. dollars, the transfer of funds to or from the U.S., and the opening and use of a U.S. brokerage account;

(t)	the offer of the Restricted Stock Units has been made by the Company to him or her personally in connection with Participant’s existing relationship with the Company or one or more of its subsidiaries or affiliates, and further, that the Restricted Stock Units, the Shares and the related offer thereof are not subject to regulation by any securities regulator outside of the United States;

(u)	additional information regarding the Company, the Shares, and the risks related to an investment therein in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), copies of which are available free of charge on the Investor Relations page of the Company’s website (and also on the SEC’s webpage (www.sec.gov); and

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(v)	neither the Company, the Employer nor any Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

9.           No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

10.         Data Privacy.  By entering into this Award Agreement, and as a condition of the grant of the Restricted Stock Units, Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company, its Parents and/or Subsidiaries and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or other ownership interests in or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan, and, for the exclusive purposes of implementing, administering and managing the Plan, such companies may exchange the Data among themselves.

Participant understands that the Company may from time to time engage a stock plan broker or other broker, plan administrator, or third parties to assist with the implementation, administration and management of the Restricted Stock Units and the Plan (collectively, the “Third Parties”). Participant acknowledges that Data will be transferred to the Third Parties.  Participant understands that the Third Parties the Company, the Parent and any applicable Subsidiaries that receive Data may be located in Participant’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant expressly authorizes the Third Parties, together with their successors and assigns, to receive, possess, use and transfer Data as contemplated hereby.  Participant acknowledges and agrees that, from time-to-time the Company may replace the Third Parties with alternative service providers, and may add other third parties as service providers in connection with the Plan, and expressly authorizes any such parties to and agrees that any such parties are also authorized to receive, possess, use and transfer the Data, in electronic or other form for the sole purpose of implementing, administrating and managing the Plan, the Restricted Stock Units and any Shares Participant may acquire in connection therewith.

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Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.  Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units (including pursuant to this Award Agreement) or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may adversely affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

11.         English Language.  Participant has received this Award Agreement and any other communications and documents related to the Plan, and Participant consents to having received these documents in English.  If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

12.         Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.  After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

13.         No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

14.         Address for Notices.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Fluidigm Corporation, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080, or at such other address as the Company may hereafter designate in writing.

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15.         Grant is Not Transferable.  Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

16.         Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17.         Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any local, state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company or there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares.  Participant understands that the Company is under no obligation to register or qualify the shares with the U.S. Securities Exchange Commission or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

18.         Plan Governs.  This Award Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern; provided, however, that in the event of any inconsistency between the Plan and the terms and conditions of Appendix B attached hereto (the “Addendum”), the Addendum shall prevail.  Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

19.         Administrator Authority.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons.  No member of the Administrator will be personally liable for any action, determination or interpretation made with respect to the Plan or this Award Agreement.

20.         Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.         Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

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22.         Agreement Severable.  In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

23.         Entire Agreement.  This Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to the Restricted Stock Units.

24.         Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

25.         Governing Law and Venue.  This Award Agreement and grant of Restricted Stock Units will be governed by the laws of the State of California, United States of America, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that relates to or arises under this grant of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Francisco County, California, United States of America, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant of Restricted Stock Units is made and/or to be performed.

26.         Addendum.  The grant of Restricted Stock Units shall be subject to any special terms and conditions for Participant’s country set forth in the Addendum attached hereto as Exhibit B.  Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Award Agreement.

27.         Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.         Waiver.  Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

29.         Insider Trading Restrictions/Market Abuse Laws.  Participant acknowledges that, depending on his or her country of residence, he or she may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in his or her country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and he or she is advised to speak to his or her personal advisor on this matter.

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EXHIBIT B

ADDENDUM TO THE RESTRICTED STOCK UNIT AWARD AGREEMENT

(FOR PARTICIPANTS OUTSIDE THE U.S.)

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Restricted Stock Units granted to Participant under the Fluidigm Corporation 2011 Equity Incentive Plan (the “Plan”) if Participant resides and/or works in one of the countries listed below.

If Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, transfers to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to the extent to which the special terms and conditions contained herein shall be applicable to Participant.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2017.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date by the time Participant vests in the Restricted Stock Units or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, Participant understands that if he or she is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to Participant in the same manner.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Restricted Stock Unit Award Agreement for Participants Outside the U.S. and the Plan.

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AUSTRALIA

Terms and Conditions

Settlement in Shares Only.  Notwithstanding any provision in the Award Agreement or Plan to the contrary, the grant of the Restricted Stock Units does not provide any right for Participant to receive a cash payment.  The Restricted Stock Units shall be settled in Shares only.

Australia Offer Document. The grant of Restricted Stock Units under the Plan is intended to comply with the provisions of the Corporations Act 2001, AIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Australia Offer Document, which is provided with the Award Agreement.

Notifications

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

CANADA

Terms and Conditions

Settlement in Shares Only. Notwithstanding any provision in the Award Agreement or Plan to the contrary, the grant of the Restricted Stock Units does not provide any right for Participant to receive a cash payment.  The Restricted Stock Units shall be settled in Shares only.

Termination of Employment. The following provision replaces Section 8(n) of the Award Agreement:

In the event Participant’s status as a Service Provider is terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of local employment laws or the terms of Participant’s employment or service agreement, if any), any unvested Restricted Stock Units and Participant’s right to vest in the Restricted Stock Units, if any, will terminate effective as of the earliest of the following dates: (i) the date on which Participant’s status as a Service Provider is terminated; (ii) the date Participant receives written notice of termination of Participant’s status as a Service Provider from the Company or one of its Subsidiaries or affiliates; or (iii) the date Participant is no longer actively employed by or actively providing services to the Company or one its Subsidiaries or affiliates (regardless of any notice period or period of pay in lieu of such notice mandated under the employment laws in Canada or the terms of Participant’s employment or service agreement, if any).  The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence).

Data Privacy. The following provision supplements Section 10 of the Award Agreement:

If Participant is a resident of Quebec, Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Participant further authorizes the Employer, the Company, its Subsidiaries and affiliates and the Company's broker, or such stock plan service provider that may be selected by the Company to assist with the implementation, administration and management of the Plan to disclose and discuss the Plan with their respective advisors.  Participant further authorizes the Employer, the Company and its Subsidiaries or affiliates to record such information and to keep such information in Participant’s employee file.

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Language Consent. The following terms and conditions apply to Participants resident in Quebec:

The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée.  Les parties reconnaissent avoir exigé que cette convention («Award Agreement») soit rédigée en anglais, ainsi que tous les documents, avis et procédures judiciaires, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente.

Notifications

Securities Law Information. Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed by the Company, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed (i.e., Nasdaq Global Market).

CHINA

Terms and Conditions

The following provisions govern Participant's participation in the Plan only if Participant is subject to exchange control restrictions in the People's Republic of China ("China"), as determined by the Company in its sole discretion.

Settlement in Cash Only. Notwithstanding anything to the contrary in the Plan and the Award Agreement, due to local regulatory requirements, Participant shall receive only a cash payment in an amount equal to the value of the Shares on the vesting date based on the number of Shares determined under the Award Agreement (less any Tax-Related Items and brokerage fees or commissions).  Cash payments made to Participant pursuant to the Award Agreement will be made to Participant through the payroll of the Employer in China.  In no event shall any payments to be made to Participant pursuant to this Award Agreement be made into an account outside of China.  Further, in no event shall any funds be transferred to China from outside China specifically to satisfy any payments  made to Participant pursuant to the Award Agreement.  The Company reserves the right to make any necessary adjustments to the Restricted Stock Units and to require Participant to sign any additional agreements or undertakings that may be necessary to effectuate this provision.  Any provisions in the Award Agreement referring to the issuance of Shares pursuant to vested Restricted Stock Units shall not be applicable to Participant so long as Participant is a resident of China.  So long as Participant is a resident of China, Participant may not receive or hold Shares in connection with the Restricted Stock Units granted under the Plan.

Participant acknowledges that, even though Participant receives only a cash payment upon settlement of the Restricted Stock Units, he or she may still be subject to certain exchange control requirements under local laws.  Participant is advised to consult with his or her legal advisor to ensure compliance with any exchange control obligations arising from Participant’s participation in the Plan.

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FRANCE

Notwithstanding anything to the contrary in the Award Agreement, this Addendum or the Plan as modified by the Rules of the Fluidigm Corporation 2011 Equity Incentive Plan for Restricted Stock Unit Awards Granted to French Participants, if Participant qualifies for participation in the French-qualified regime provided by Sections L. 225-197-1 and seq. of the French Commercial Code, as amended, the relevant code's sections of the French Tax Code and French Social Security Code, any Restricted Stock Unit that may be granted to Participant shall be granted under and subject to the Rules of the Fluidigm Corporation 2011 Equity Incentive Plan for Restricted Stock Unit Awards Granted to French Participants (the “French Sub-Plan for RSUs”) and the Award Agreement, incorporated herein by reference. The Company has adopted the French Sub-Plan for RSUs for the purpose of granting Restricted Stock Units that qualify for the specific income tax and/or social security regime in France, as set forth in the French Sub-Plan for RSUs (“French-Qualified RSUs”). Certain events may affect the status of the Restricted Stock Units as French-Qualified RSUs or the underlying Shares and this Award of Restricted Stock Units or the underlying Shares may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of these Restricted Stock Units or of the underlying Shares.

This Addendum is made as of the Date of Grant and pertains to and is made a part of the Award Agreement between the Company and Participant. All undefined capitalized terms herein shall have the meanings ascribed to such terms as set forth in the Award Agreement or French Sub-Plan for RSUs. In the event of any inconsistency between the Award Agreement and this Addendum, this Addendum shall prevail. To the extent that any term is defined in the Plan, the French Sub-Plan for RSUs, the Award Agreement and/or this Addendum, for purposes of this Award, the definitions in the French Sub-Plan for RSUs shall prevail.

1.	Stock Ownership Limitation

(a)         No rights to Shares may be granted to a French Participant who owns 10% or more of the share capital of the Company. Further, grants of French-Qualified RSUs shall not result in any French Participant owning more than ten percent (10%) of the Company’s share capital.

(b)         The number of Shares granted to French Participant under the Award Agreement shall not exceed 10% of the total number of shares of Common Stock of the Company.

2.	Conditions of the French-Qualified RSUs.

(a)         Conditions of vesting. Irrespective of the provisions of the Award Agreement, no Shares subject to the Award Agreement shall vest prior to the date that is one (1) year after the Date of Grant. Unless otherwise stated in the Notice of Grant, on the first anniversary of the Date of Grant, all Shares that otherwise would have vested based upon the vesting schedule set forth in the Award Agreement shall vest provided French Participant remains a Service Provider through such date, and the remaining Shares shall vest in accordance with such vesting schedule. However, notwithstanding the above, in the event of the death of French Participant, all of his or her outstanding French-Qualified RSUs shall vest and the Shares underlying the French-Qualified RSUs shall become issuable as set forth in Section 5 of the French Sub-Plan for RSUs.

Settlement of Restricted Stock Units granted to French Participant shall only be in Shares. There shall be no settlement of Restricted Stock Units awarded to French Participant in cash.

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(b)         Forfeiture of Rights to Receive Unissued Shares. If French Participant’s continuous service relationship with the Company and its Subsidiaries terminates for any reason whatsoever, other than French Participant’s death, before all of the Shares subject to the Award Agreement are issued pursuant to the Award Agreement, then he or she shall forfeit his or her rights to receive all of the remaining Shares subject to the Award Agreement that have not been issued as of the date French Participant’s service relationship with the Company and its Subsidiaries so terminates.

(c)         Issuance of Shares Upon Death of Participant. Irrespective of the provisions of the Award Agreement, in the event of termination of French Participant’s status as a French Participant due to death, all French-Qualified RSUs held by French Participant at the time of his or her death (whether vested or unvested at the time of death) shall immediately become transferable to the French Participant’s heirs. The Company shall issue the underlying Shares to French Participant’s heirs only if the heirs request such issuance within six months following the death of French Participant. If Shares are not requested by the heirs within such six-month period, any outstanding French-Qualified RSUs will be forfeited. French Participant’s heirs shall not be subject to the minimum mandatory holding periods, if any, set forth in Section 2(a) of this Addendum or Section 4(b) of the French Sub-Plan for RSUs.

(d)         Minimum Holding Period. If French Participant is issued Shares pursuant to the Award Agreement prior to the two (2) year anniversary of the Date of Grant, then French Participant must hold such Shares for a minimum period of two (2) years from the Date of Grant. For the avoidance of doubt, the two-year holding period will not be applicable for any Shares vested on or following the two (2) year anniversary of the Date of Grant.

(e)          French Participant’s Account. The Shares issued to French Participant pursuant to French-Qualified RSUs shall be recorded in the name of French Participant in an account with the Company, a broker, or in such other manner as the Company may otherwise determine to ensure compliance with Applicable Law, including any required holding periods.

(f)          Closed Periods. In addition to the restriction upon the sale or transfer of Shares, the Shares may not be sold or transferred during a Closed Period (as defined in the French Sub-Plan for RSUs), so long as Closed Periods are applicable to Shares underlying French-Qualified RSUs. A Closed Period includes:

i.	ten quotation days preceding and three quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

ii.	any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation price of the Shares, until ten quotation days after the day such information is disclosed to the public.

3.           Data Privacy. The Company will be responsible for any notification, application or prior authorization required under Applicable Laws in order to comply with Section 10 of the Award Agreement.

4.           Nontransferable. No rights granted under the Award Agreement shall be transferable by French Participant other than by will or by the laws of descent and distribution.

5.           Other Laws. The Company shall have the right to refuse to issue or transfer Shares subject to the Award Agreement to French Participant (or French Participant’s heirs) if the Company acting in its absolute discretion determines that the issuance or transfer of such shares might violate any Applicable Law.

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6.           No Right to Continue Service. None of the Plan, Award Agreement (including this Addendum), French Sub-Plan for RSUs, or any related material shall give French Participant the right to remain employed by the Company or its Subsidiaries or to continue in the service of the Company or its Subsidiaries in any other capacity.

7.           Governing Law. The Plan, the Award Agreement (including this Addendum) and French Sub-Plan for RSUs shall be governed by the laws of the state of California, U.S.A., without giving effect to the conflict of law principles thereof. It is intended that Restricted Stock Units granted under this French Sub-Plan for RSUs shall qualify for the specific tax and social security treatment applicable to Restricted Stock Units granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws.

8.           Binding Effect. The Award Agreement (including this Addendum) and French Sub-Plan for RSUs shall be binding upon the Company and Participant and their respective heirs, executors, administrators and successors.

9.           Amendments. Except as the Company and Participant agree in writing, the Company shall not modify the terms of the Award Agreement (including this Addendum) in such a manner as to cause French Participant to no longer benefit from the specific tax and social contribution regimes provided by Section L. 225-197-1 of the French Commercial Code, as amended in connection with the grant and settlement of Restricted Stock Units and the disposition of the Shares received upon the vesting of the Restricted Stock Units pursuant to the Award Agreement, this Addendum, the Plan and the French Sub-Plan for RSUs.

10.         French Language Representation. Je reconnais expressément par les présentes, que je comprends et parle parfaitement la langue anglaise, que j’ai eu le temps nécessaire pour entièrement lire et parfaitement comprendre le présent contrat ainsi que l’ensemble des documents et annexes s’y afférant et que j’ai eu l’opportunité de m’en entretenir avec les conseils de mon choix. (I represent that I perfectly speak and understand the English language, that I had enough time to review and understand this Award Agreement as all the related documents and appendix and that I had the opportunity to obtain advice from the counsel of my choice.)

GERMANY

The following terms and conditions (the “German Addendum”) will apply in the case of grants of Restricted Stock Units to German residents and to those individuals who are otherwise subject to the laws of Germany.

1.     Applicability of the German Addendum. The Award shall also be governed by the terms of the German Addendum to the extent it amends or modifies the Plan, the Notice of Grant and the Agreement.

2.     Tax obligations. Restricted Stock Units granted to a tax resident of Germany by his Employer or a party related thereto are to be considered a taxable benefit for such employee.  Such tax benefit is subject to German wage tax withholding and to German income tax on dependent services at the personal tax rate of such employee.  Under applicable German wage tax withholding provisions, these taxes also have to be withheld if the tax benefit is granted by a group company of the Employer.  Under Section 12 of the Plan and the Restricted Stock Unit Award Agreement, the Restricted Stock Units are not transferable or assignable except by will or by the laws of descent and will be paid out to the Participants by delivering Shares under the terms and conditions of the Restricted Stock Unit Award Grant.   The taxable benefit is calculated on the basis of the fair market value of the Shares at the date of delivery of the Shares. No German taxes will be triggered until the Award Vests.

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We recommend that you consult with a tax adviser in Germany if you have questions relating to the tax consequences of participation in and the exercise of rights under the Plan.

3.     German Language Representation. Ich versichere, dass ich die englische Sprache beherrsche und dass ich ausreichend Zeit hatte, diese Vereinbarung und alle damit zusammenhängenden Dokumente und Anlagen zu prüfen und die Gelegenheit hatte, Rat von Beratern meiner Wahl einzuholen. (I represent that I have command of the English language, that I had enough time to review and understand this Award Agreement as all the related documents and appendix and that I had the opportunity to obtain advice from the counsel of my choice.)

ITALY

Terms and Conditions

Data Privacy. This provision replaces Section 10 of the Award Agreement:

Participant understands that the Company and the Employer as a data processor of the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary, details of all Restricted Stock Units or any other entitlement to shares of stock or equivalent benefits awarded, purchased, canceled, exercised, vested, unvested or outstanding in Participant’s favor, and that the Company and the Employer will process said data and other data lawfully received from third party (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with Applicable Laws, regulations and Community legislation.

Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that Participant’s refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan.

Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under Applicable Laws. Participant further understands that the Company and its Subsidiaries will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company and its Subsidiaries may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom Participant may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

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Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by Applicable Laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to Applicable Laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exist or not, access, verify their content, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights Participant should contact the Employer. Furthermore, Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.

Plan Document Acknowledgment.

By accepting the Award, Participant acknowledges that he or she has received a copy of the Plan, the Notice of Grant, the Award Agreement and this Addendum and has reviewed the Plan, the Notice of Grant, the Award Agreement and this Addendum in their entirety and fully accepts all provisions thereof. Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Award Agreement: (i) Section 7: Responsibility for Taxes; (ii) Section 8: Nature of Grant; (iii) Section 11: English Language (iv) Section 12: Rights as Stockholder; (v) Section 15: Grant is Not Transferable; (vi) Section 24: Amendment, Suspension or Termination of the Plan; and (vii) Section 25: Governing Law and Venue, as well as the Data Privacy section included in this Addendum.

JAPAN

There are no country specific provisions.

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MALAYSIA

Notification

Director Notification Information.

If Participant is a director of a Malaysian Subsidiary, Participant is subject to certain notification requirements under the Malaysian Companies Act 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when Participant receives or disposes of an interest (e.g., RSUs or Shares) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

THE NETHERLANDS

The following terms and conditions will apply in the case of grants to Dutch residents and to those individuals who are otherwise subject to the laws of the Netherlands.

1.	Disability. The following provision substitutes Section 2(m) of the Plan:

"Disability" means the Service Provider's incapacity to perform his or her contractual services/duties, due to sickness or medical impediments, as referred to in article 7:669 para 3 sub (b) of the Dutch Civil Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may for the purpose of this Plan determine that such incapacity shall be considered to exist in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time."

2.	One-time event. The award of Restricted Stock Units under this Award Agreement is a one-time event.

SINGAPORE

Notifications

Securities Law Information. The Restricted Stock Units are being granted pursuant to the “Qualifying Person” exemption under Section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Participant should note that the Restricted Stock Units are subject to Section 257 of the SFA and Participant will not be able to sell, or offer for sale, Shares acquired pursuant to the Restricted Stock Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA or after six months from the Date of Grant.

Director Notification Obligation. The Chief Executive Officer, directors, associate directors, and shadow directors of a Singaporean Parent, Subsidiary or affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Parent, Subsidiary or affiliate in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., Restricted Stock Units granted under the Plan or Shares) in the Company or any Parent, Subsidiary or affiliate, (ii) any change in previously-disclosed interests (e.g., sale of Shares), or (iii) becoming a the Chief Executive Officer, director, associate director or shadow director of a Parent, Subsidiary or affiliate in Singapore, if the individual holds such an interest at that time.

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UNITED KINGDOM

The following terms and conditions will apply to a Participant who is UK tax resident at the time of grant of the Award of Restricted Stock Units.

1.         Participants. No Award of Restricted Stock Units may be made to a Participant who is not an Employee. The definition of Employee in the Plan shall be amended to exclude non-executive directors.

2.         Settlement in Shares Option. Notwithstanding any provision in the Award Agreement or Plan to the contrary, the grant of Restricted Stock Units does not provide any right for the Participant to receive a cash payment. The Award of Restricted Stock Units shall be settled in Shares only.

3.         Responsibility for Taxes. Section 7 of the Award Agreement shall be supplemented by the following:

In accepting the grant of the Award of Restricted Stock Units the Participant hereby agrees with and undertakes to the Company, and any other company which is a "secondary contributor" in respect of Class 1 National Insurance contributions ("NICs") payable in respect of the vesting or release of the Award of Restricted Stock Units (the "Secondary Contributor") that:

(a)        The Secondary Contributor may recover from the Participant the whole of any such employer's NIC liability; and

(b)        The Participant at the request of the Company, shall join with the Secondary Contributor in making an election (in such terms and such form and subject to such approval by HM Revenue & Customs (“HMRC”)) as provided in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the whole or any lability of the Secondary Contributor to such employer's NICs to be transferred to the Participant.

Further, without limitation to Section 7 of the Award Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by HMRC (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on Participant’s behalf (or any other tax authority or any other relevant authority).

* * *

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